Exhibit 21

WGL HOLDINGS, INC.

Subsidiaries of the above registrant as of September 30, 2014

Subsidiary Relationship Denoted by Indentation	Percent of Voting Securities Owned	State of Incorporation

WGL Holdings, Inc. (Parent)		Virginia
Washington Gas Light Company	100%	Virginia and the District of Columbia
Hampshire Gas Company	100%	West Virginia
Crab Run Gas Company	100%	Virginia
Washington Gas Resources Corp.	100%	Delaware
WGL Midstream, Inc.	100%	Delaware
Washington Gas Energy Services, Inc.	100%	Delaware
Washington Gas Energy Systems, Inc.	100%	Delaware
WGSW, Inc.	100%	Delaware